SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   -----------



                                    FORM 8-K




                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934





       Date of Report (Date of earliest event reported): February 11, 1999





                          HOSPITALITY PROPERTIES TRUST
             (Exact name of registrant as specified in its charter)



       Maryland                  1-11527                  04-3262075
   (State or other             (Commission              (IRS Employer
   jurisdiction of             File Number)          Identification No.)
    incorporation)



        400 Centre Street, Newton, MA               02458
      (Address of principal executive offices)    (Zip Code)



        Registrant's telephone number, including area code: 617-964-8389

                            CERTAIN IMPORTANT FACTORS

         This Current Report contains statements which constitute forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements appear in a number of places in this Current Report and include statements regarding the intent, belief or expectations of Hospitality Properties Trust (the Company), its Trustees or its officers with respect to the declaration or payment of dividends, the effect of Year 2000 issues, policies and plans of the Company regarding investments, financings, or other matters, the Company's qualification and continued
qualification as a real estate investment trust or trends affecting the Company's or its hotels' financial condition or results of operations. Readers are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contained in the forward looking statement as a result of various factors. Such factors include without limitation changes in financing terms, the Company's ability or inability to complete acquisitions and financing transactions, the effect of Year 2000 issues, results of operations of the Company's hotels and general changes in economic conditions not presently contemplated. The accompanying information contained in this Form 8-K, including the information under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations", and in the Company's Annual Report on Form 10-K for its fiscal year ended December 31, 1997, including under the captions "Items 1 and 2 Business and Properties", identifies other important factors that could cause such differences.


THE AMENDED AND RESTATED DECLARATION OF TRUST OF THE COMPANY, DATED AUGUST 21, 1995 A COPY OF WHICH, TOGETHER WITH ALL AMENDMENTS THERETO (THE "DECLARATION"), IS DULY FILED IN THE OFFICE OF THE DEPARTMENT OF ASSESSMENTS AND TAXATION OF THE STATE OF MARYLAND, PROVIDES THAT THE NAME "HOSPITALITY PROPERTIES TRUST" REFERS TO THE TRUSTEES UNDER THE DECLARATION COLLECTIVELY AS TRUSTEES, BUT NOT INDIVIDUALLY OR PERSONALLY, AND THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF THE TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR
SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, THE TRUST. ALL PERSONS DEALING WITH THE TRUST, IN ANY WAY, SHALL LOOK ONLY TO THE ASSETS OF THE TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

Item 5.  Other Events

A. Management's Discussion and Analysis of Results of Operations and Financial Condition

The  following   information  is  provided  in  connection  with  the  financial statements filed as Item 7 to this Current Report.

Results of Operations

Year Ended December 31, 1998 versus Year Ended December 31, 1997

Total revenues in 1998 were $175.0 million versus 1997 revenues of $114.1 million. Total revenues were comprised principally of base and percentage rent of $157.2 million and FF&E reserve income of $16.1 million in 1998 versus $98.6 million and $14.6 million, respectively, in the 1997 period. During 1998 the Company received percentage rent of $3.4 million versus $2.5 million in 1997. The 60.1% increase in base rent revenue reflects the full year impact of 37 hotels acquired in 1997 and the partial impact of 51 hotels acquired at various times during 1998. The increases in percentage rent revenue of 35.9% and FF&E reserve income of 10.0% result from the impact of additional hotels owned as well as increased gross hotel revenues at Company hotels.

Total expenses in 1998 were $87.0 million versus $55.0 million in 1997. The 58.2% increase is the result of increases in depreciation and amortization, interest, and general and administrative expenses of $22.8 million (71.4%), $6.2 million (40.0%) and $3.7 million (54.4%), respectively. Depreciation and amortization and general and administrative expenses increased primarily as a result of new investments since January 1, 1997. Interest expense in 1998 increased primarily as a result of an increase in the average daily balance of indebtedness outstanding. This increase in average daily balance was due to three separate issuances of senior debt in February ($150 million at 7%), November ($115 million at 8.25%) and December ($150 million at 8.5%) and borrowings under the Company's revolving credit facility..

Net income in 1998 was $81.3 million ($1.92 share) versus $59.2 million ($2.15 per share) in 1997. The increase in net income is primarily a result of an increase in revenue from new investments offset by the 1998 extraordinary loss of $6.6 million recognized from the early extinguishment of debt.

Funds from operations ("FFO," defined as net income before extraordinary and non-recurring items plus depreciation and amortization of real estate assets plus those deposits made into FF&E Reserve escrows which are not included in revenue) and cash available for distribution ("CAD," defined as FFO less FF&E Reserve plus amortization of deferred financing costs and other non-cash charges) related to 1998 were $152.8 million ($3.61 per share) and $130.3 million ($3.08 per share), respectively. FFO and CAD were $95.7 million ($3.48 per share) and $79.3 million ($2.88 per share), respectively, in 1997. Growth in FFO and CAD is primarily related to the effects of acquisitions in 1997 and 1998.

Cash flow provided by (used for) operating, investing and financing activities was $134.4 million, ($557.9 million) and $366.3 million, respectively, for the year ended December 31, 1998. Cash flow from operations in 1998 increased 65.5% from $81.2 million in 1997 primarily due to the impact of new investments in 1997 and 1998. Cash used in investing activities and provided by financing activities increased in 1998 over 1997 levels primarily because of investments in 51 hotels in 1998 versus 37 hotels in 1997.

The Company's total assets increased to $1,838 million as of December 31, 1998 from $1,313 million as of December 31, 1997. The increase resulted primarily from hotel acquisitions completed in 1998.

Year Ended December 31, 1997 versus Year Ended December 31, 1996

Total revenues in 1997 were $114.1 million versus 1996 revenues of $82.6 million. Total revenues were comprised principally of base and percentage rent of $98.6 million and FF&E reserve income of $14.6 million in 1997 versus $69.5 million and $12.2 million, respectively, in the 1996 period. The Company's results are reflective of the full year impact of 45 hotels acquired in 1996 and the partial year impact of 37 hotels acquired during 1997. During 1997 the Company received percentage rent of $2.5 million versus $1.1 million in 1996, a 127.3% increase, as a result of increases in gross hotel revenues at the Company's hotels. FF&E reserve income increased by 20.3% as a result of additional hotels owned and increased gross hotel revenues at Company hotels.

Total expenses in 1997 were $55.0 million (including interest expense and depreciation and amortization of real estate assets of $15.5 and $31.9 million, respectively) versus 1996 expenses of $31.0 million (including interest expense and depreciation and amortization of $5.6 million and $20.4 million, respectively). Certain of the hotels purchased in 1997 were initially financed with proceeds from the Company's secured line of credit which was ultimately repaid with the proceeds of the Company's 12,000,000 common share offering in December 1997. Line of credit borrowings, plus the prepayable mortgage notes issued by a subsidiary of the Company, gave rise to interest expense of $15.5 million in 1997 versus $5.6 million in 1996 when amounts outstanding under the Company's line of credit were smaller, were outstanding for shorter periods and during which the Company's mortgage notes were not outstanding for the entire period. The substantial increase in the number of hotels owned by the Company also proportionately increased the Company's general expense levels, including depreciation and general and administrative expenses. The Company incurred $713,000 of costs in 1997 in connection with a terminated acquisition effort.

Net income in 1997 was $59.2 million versus $51.7 million. Growth in net income is primarily related to the effects of acquisitions in 1996 and 1997.

FFO and CAD related to 1997 were $95.7 million ($3.48 per share) and $79.3 million ($2.88 per share), respectively, versus FFO and CAD of $74.0 million ($3.20 per share) and $60.8 million ($2.62 per share), respectively, in 1996. Growth in FFO and CAD is primarily the result of acquisitions in 1996 and 1997.

Cash flow provided by (used for) operating, investing and financing activities was $81.2 million, ($347.3 million) and $309.7 million, respectively, for the year ended December 31, 1997. Cash flow from operations in 1997 increased 31.6% from $61.7 million in 1996 primarily due to the impact of new investments in 1996 and 1997. Cash used in investing activities and provided by financing activities decreased in 1997 from 1996 levels primarily because of investments in 37 hotels in 1997 versus 45 hotels in 1996.

The Company's assets increased to $1,313 million as of December 31, 1997 from $872 million as of December 31, 1996. The increase resulted primarily from hotel acquisitions completed in 1997.


Liquidity and Capital Resources

The Company's primary source of cash is the minimum rent it receives. Minimum rent is received monthly in advance. In addition to minimum rent, percentage rent is received either monthly or quarterly in arrears. This flow of funds from rent has historically been sufficient for the Company to pay dividends, interest and meet day to day operating expenses. The Company believes that this operating cash flow will be sufficient to meet its future operating expenses, interest and dividend payments.

In order to fund acquisitions and to accommodate occasional cash needs which may result from timing differences between the receipt of rents and the need to pay dividends or operating expenses, the Company entered into a $250 million unsecured revolving credit facility ("the Credit Facility") in March 1998. In June 1998, the Credit Facility was syndicated to a group of commercial banks and expanded to $300 million. Although no principal repayment is due until maturity in March 2002, funds may be drawn, repaid and redrawn until then. Interest on borrowings under the Credit Facility are payable until maturity at a spread above LIBOR. At December 31, 1998 the Company had zero outstanding and the ability to draw $300 million (the full amount) under the Credit Facility.

In February 1998 the Company issued $150 million of 7.0% senior unsecured notes due 2008. Net proceeds to the Company of approximately $148 million were used for general business purposes and, on March 2, 1998, to repay the $125 million of mortgage debt which encumbered certain of the Company's properties. The Company also cancelled a revolving credit facility which was secured by mortgages on other properties and has no secured debt outstanding as of December 31, 1998. In connection with the 7% note issuance, the Company became the first, and today is the only, hotel REIT with an investment grade rating on its unsecured debt.

During 1998, the Company sold 6.7 million common shares in six offerings raising a total of $208 million of gross proceeds ($197 million net after underwriters' discounts). The aggregate net proceeds of these share offerings were used for the acquisition of additional hotels, to repay a portion of the Company's Credit Facility and for general business purposes.

During November and December 1998, the Company issued $115 million of unsecured 8 1/4% Monthly Income Senior Notes which mature in November 2005 and $150 million of unsecured 8 1/2% Monthly Income Senior Notes due 2009. The proceeds from these offerings were used to repay a portion of the Company's Credit Facility, for the acquisition of additional hotels and for general business purposes.

The Company expects to use existing cash balances, borrowings under the Credit Facility or other lines of credit and/or net proceeds of offerings of equity or debt securities to fund future hotel acquisitions. To the extent the Company borrows on the Credit Facility, the Company will explore various alternatives in both the timing and method of repayment of those amounts. These alternatives may include incurring long term debt. On January 15, 1998, the Company's shelf registration statement for up to $2 billion of securities, including debt securities, was declared effective by the Securities and Exchange Commission (the "SEC"). An effective shelf registration statement enables the Company to issue specific securities to the public on an expedited basis by filing a prospectus supplement with the SEC. The Company has $1.4 billion available on its shelf registration statement as of December 31, 1998.

At December 31, 1998, the Company had commitments to purchase properties for $151 million, declared but unpaid dividends of $30.5 million, cash and cash equivalents of $24.6 million and the ability to draw up to the full amount ($300 million) under its Credit Facility.

Although there can be no assurance that the Company will consummate any debt or equity security offerings or other financings, the Company believes it will have access to various types of financing in the future, including debt or equity securities offerings, with which to finance future acquisitions.

Property Overview

The Company acquires, owns and leases hotel properties to unaffiliated operators. As of December 31, 1998, the Company owned 63 Courtyard By Marriott(R) hotels, 11 Wyndham Garden(R) hotels, one Wyndham(R) hotel, 31 Residence Inn by Marriott(R) hotels, 14 Sumner Suites(R) hotels, 31 Candlewood Suites(R) hotels, 15 Summerfield Suites(R) hotels, two full service Marriott(R) hotels and two TownePlace Suites by Marriott(R) hotels. As of December 31, 1998, the Company had commitments to acquire three additional Candlewood Suites(R) hotels, three additional Courtyard by Marriott(R) hotels, three additional Residence Inn by Marriott(R) hotels and seven additional TownePlace Suites by Marriott(R) hotels.

The tables on the following pages summarize the key terms of the Company's leases and the operating results of its tenants.


Lease Pool              Courtyard by        Residence Inn by          Residence              Residence        Marriott(R)/Residence
                          Marriott(R)          Marriott(R)       Inn(R)/Courtyard by     Inn(R)/Courtyard by    Inn(R)/Courtyard(R)/
                                                                     Marriott(R)             Marriott(R)        TownePlace Suite(R)
------------------------------------------------------------------------------------------------------------------------------------

Number of Hotels             53                    18                    14                    9                   17

Number of Rooms             7,610                2,178                 1,819                 1,336                2,665

Number of States             24                    14                    7                     8                    8

Tenant               Subsidiary of Host    Subsidiary of Host      Subsidiary of         Subsidiary of        Subsidiary of
                          Marriott              Marriott              Marriott             Marriott             Marriott
                     Corporation (NYSE:    Corporation (NYSE:   International, Inc.     International,       International,
                            HMT)                  HMT)              (NYSE: MAR)        Inc. (NYSE: MAR)     Inc. (NYSE: MAR)

Manager                 Subsidiary of        Subsidiary of         Subsidiary of         Subsidiary of        Subsidiary of
                          Marriott              Marriott              Marriott             Marriott             Marriott
                       International,     International, Inc.   International, Inc.     International,       International,
                      Inc. (NYSE: MAR)        (NYSE: MAR)           (NYSE: MAR)        Inc. (NYSE: MAR)     Inc. (NYSE: MAR)

Investment at
December 31, 1998
(000's)                   $506,464              $172,905              $148,812             $129,377           $201,643 (1)

Security Deposits
(000's)                    $50,540              $17,220               $14,881               $12,938              $21,322

End of Initial
Lease Term                  2012                  2010                  2014                 2012                 2013

Renewal Options (2)  3 for 12 years each    1 for 10 years,       1 for 12 years,     2 for 10 years each  2 for 10 years each
                                          2 for 15 years each     1 for 10 years

Current Annual
Minimum Rent               $50,646              $17,290               $14,881               $12,938              $21,322
(000's)

Percentage Rent (3)         5.0%                  7.5%                  7.0%                 7.0%                 7.0%

1998: Occupancy             80.5%                84.0%                 79.7%               70.7% (4)
          ADR              $90.71                $102.2                $84.37             $96.74 (4)               (5)
          RevPAR           $73.02                $85.85                $67.24             $68.40 (4)

1997: Occupancy             81.1%                83.3%                 71.6%
          ADR              $84.29                $99.96                $81.70                 (6)                  (5)
          RevPAR           $68.36                $83.27                $58.50


(1)  Amount includes $77.0 million  invested as of December 31, 1998 and $124.6 million in commitments  expected to be funded during
     1999.

(2)  Renewal options may be exercised by the tenant for all, but not less than all, of the hotels within a lease pool.

(3)  Each lease  provides  for payment of a  percentage  of  increases  in total hotel sales over base year levels to the Company as additional rent.

(4)  Data includes six hotels that were open for less than one full year as of December 31, 1998.

(5)  On December 29, 1998 the Company purchased four of the 17 hotels under this lease. The remaining  properties are expected to be acquired  throughout  1999.  Accordingly  the  operational  results for the hotels  owned as of December  31,  1998,  are not a meaningful presentation of the tenant operating performance under this lease pool.

(6)  Because these properties have operating histories of less than one year on average, a display of comparative  operating results is not meaningful.

                                                         6


Lease Pool                 Wyndham(R)         Summerfield        Sumner Suites(R)         Candlewood           Candlewood
                                               Suites(R)                                   Suites(R)            Suites(R)
-----------------------------------------------------------------------------------------------------------------------------

Number of Hotels              12                  15                  14                      17                     17

Number of Rooms             2,321               1,822                1,641                   1,839                 2,053

Number of States              8                   10                   8                      13                     13

Tenant                  Subsidiary of       Subsidiary of                                Subsidiary of         Subsidiary of
                       Patriot American    Patriot American      Subsidiary of            Candlewood             Candlewood
                      Hospitality, Inc.   Hospitality, Inc.     ShoLodge, Inc.           Hotel Company         Hotel Company
                         (NYSE: PAH)         (NYSE: PAH)         (NSDQ: LODG)            (NSDQ: CNDL)           (NSDQ: CNDL)

Manager                 Subsidiary of       Subsidiary of                                Subsidiary of         Subsidiary of
                           Wyndham             Wyndham           Subsidiary of            Candlewood             Candlewood
                      Hospitality, Inc.   Hospitality, Inc.     ShoLodge, Inc.           Hotel Company         Hotel Company
                         (NYSE: PAH)         (NYSE: PAH)         (NSDQ: LODG)            (NSDQ: CNDL)           (NSDQ: CNDL)

Investment at
December 31, 1998
(000's)                    $182,570            $240,000            $140,000              $118,500 (1)           $142,400 (2)

Security Deposits
(000's)                    $18,325             $15,000              $14,000                 $12,081               $14,253

End of Initial
Lease Term                   2012                2015                2008                    2011                   2011

Renewal Options (3)     4 for 12 years      4 for 12 years    5 for 10 years each       3 for 15 years         3 for 15 years
                             each                each                                        each                   each

Current Annual
Minimum Rent
(000's)                     $18,325             $25,000              $14,000                 $12,081               $14,253

Percentage Rent (4)          8.0%                7.5%                8.0%                    10.0%                 10.0%

1998: Occupancy (5)         73.4%               80.6%                60.1%                 71.1% (6)
          ADR (5)           $97.14             $120.50              $77.72                $54.07 (6)                (7)
          RevPAR (5)        $71.30              $97.12              $46.71                $38.44 (6)

1997: Occupancy (5)         76.1%               81.1%                59.3%
          ADR (5)           $90.77             $117.23              $71.61                    (7)                   (7)
          RevPAR (5)        $69.08              $95.07              $42.46

(1)  Amount includes $100.0 million  invested as of December 31, 1998 and $18.5 million in commitments  expected to be funded during
     1999.

(2)  Amount  includes $134.3 million  invested as of December 31, 1998 and $8.1 million in commitments  expected to be funded during
     1999.

(3)  Renewal options may be exercised by the tenant for all, but not less than all, of the hotels within a lease pool.

(4)  Each lease  provides  for payment of a  percentage  of  increases  in total hotel sales over base year levels to the Company as additional rent.

(5)  Includes information for periods prior to the acquisition of certain properties by the Company.

(6)  Data includes three hotels that were open for less than one full year as of December 31, 1998.

(7)  Because these properties have operating histories of less than one year on average, a display of comparative  operating results is not meaningful.

Recent Developments

From December 31, 1998 through February 10, 1999, the Company has acquired seven of the 16 hotels it was committed to purchase for $54.4 million. The remaining nine properties are expected to be acquired throughout 1999, subject to the satisfaction of certain conditions by the sellers of these properties.

On February 4, 1999, the Company announced an agreement to purchase 18 Homestead Village(R) hotels from Homestead Village(R) Incorporated for $145.0 million. The hotels contain 2,399 rooms and are located in five states. The hotels will be leased to Homestead Village(R) Incorporated (NYSE: HSD) for an initial term of approximately 17 years. These properties are expected to be purchased during the first quarter of 1999 and will be funded with proceeds from the Company's credit facility.

Seasonality

Most of the Company's hotels experience seasonal variation in operating results typical of the hotel industry with higher revenues in the second and third quarters of calendar years compared with the first and fourth quarters. This seasonality has not and is not expected to cause material fluctuations in the Company's rental income because the Company believes that the revenues generated by its hotels are sufficient to pay rents on a regular basis notwithstanding seasonal fluctuations.

Year 2000

The Company's in-house computer systems environment is limited to software and hardware developed by third parties and installed, operated and monitored by the Company's investment advisor. All of the Company's computer systems (which are limited to financial reporting and accounting systems) were installed within the last two years and management believes such systems are Year 2000 compliant. All costs associated with the Company's computer systems are borne by the Company's investment advisor.

The Company's business is heavily dependent upon the efforts of the Company's third party tenants and their affiliates which operate all of the Company's hotels. The Company's leases and other contractual relationships require these operators to conduct the daily operations of the Company's hotels and the scope of the operators' responsibilities includes ensuring preparedness for the year 2000. As such, the Company's activities related to year 2000 issues that might effect the systems used by its operators (which include reservations, financial, accounting, personnel, payroll, payables and other systems) have been limited to inquiry and evaluation of its operators' preparedness plans. Each of the Company's operators (including Marriott International, Host Marriott, Patriot, Candlewood and ShoLodge) have responded to Company inquiries regarding their preparedness for issues related to the year 2000. Based on operator responses to the Company's inquiries, the Company believes that these operators are in the process of studying their systems and the systems of their vendors, suppliers and service providors to ensure preparedness. Current levels of preparedness are varied and include partially completed inventory and assessment of potential risks, testing, implementation of plans for remediation and reprogramming. While the Company believes the efforts of its tenants described in their responses will be or are adequate to address year 2000 concerns, there can be no guarantee that the systems of other companies on which the Company relies will be year 2000 compliant on a timely basis and will not have a material effect on the Company. The Company's costs related to the year 2000 issues are expected to be zero.

If the efforts of the Company's vendors and tenants to prepare for the year 2000 were ineffective, the Company's properties could be subject to significant adverse effects, including, but not limited to, loss of business and growth opportunities, reduced revenues and increased expenses which might cause operating losses by its tenants at their operating properties. Continued or severe operating losses may cause one or more of the Company's tenants to ultimately default on their leases. Numerous lease defaults could jeopardize the Company's ability to maintain its financial results of operations and meet its financial operating and capital obligations.

Inflation

The Company believes that inflation should not have a material adverse effect on the financial results. Although increases in the rate of inflation may tend to increase interest rates which the Company may be required to pay for borrowed funds, the Company has a policy of obtaining interest rate caps in appropriate circumstances to protect it from interest rate increases. In addition, the Company's leases provide for the payment of percentage rent to the Company based on increases in total sales, and this rent should increase with inflation.


Item 7. Financial Statements and Schedule and Exhibits

(a) Index to Financial Statements and Financial Statement Schedule (see index on page F-1).

(b)  List of exhibits.

12   Ratio of Earnings to Fixed Charges.

23   Consent of Arthur Andersen LLP.

27   Financial data schedule.

                          INDEX TO FINANCIAL STATEMENTS




Report of Independent Public Accountants................................... F-2

Consolidated Balance Sheet as of December 31, 1998 and 1997................ F-3

Consolidated Statement of Income for the years ended December 31, 1998,
  1997 and 1996............................................................ F-4

Consolidated Statement of Shareholders' Equity for the years ended
  December 31, 1998, 1997 and 1996......................................... F-5

Consolidated Statement of Cash Flows for the years ended December 31, 1998,
  1997 and 1996............................................................ F-6

Notes to Consolidated Financial Statements................................. F-7

Report of Independent Public Accountants on Schedule III................... F-12

Schedule III - Real Estate and Accumulated Depreciation.................... F-13

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Trustees and Shareholders of Hospitality Properties Trust:

We have audited the accompanying consolidated balance sheet of Hospitality Properties Trust (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hospitality Properties Trust as of December 31, 1998 and 1997 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                                  ARTHUR ANDERSEN LLP

Washington, D.C.
January 15, 1999

                               HOSPITALITY PROPERTIES TRUST

                                CONSOLIDATED BALANCE SHEET


                                                                  As of December 31,
                                                          ---------------------------------
                                                               1998              1997
                                                               ----              ----

                                                          (in thousands, except share data)

                                ASSETS
Real estate properties, at cost:
  Land .................................................   $   243,337        $   179,928
  Buildings and improvements ...........................     1,644,398          1,086,107
                                                           -----------        -----------
                                                             1,887,735          1,266,035
  Less accumulated depreciation ........................      (112,924)           (58,167)
                                                           -----------        -----------
                                                             1,774,811          1,207,868
Cash and cash equivalents ..............................        24,610             81,728
Rent receivable ........................................           852              1,623
Restricted cash (FF&E reserve) .........................        22,797             11,165
Other assets, net ......................................        14,568             10,872
                                                           -----------        -----------

                                                           $ 1,837,638        $ 1,313,256
                                                           ===========        ===========


            LIABILITIES AND SHAREHOLDERS' EQUITY
Dividends payable ......................................   $    30,549        $    24,493
Accounts payable and other .............................        10,851              7,180
Due to affiliate .......................................         1,610              2,028
Revolving Credit Facility ..............................          --                 --
Senior Notes, net of discount ..........................       414,753            125,000
Security and other deposits ............................       206,018            146,662
                                                           -----------        -----------
  Total liabilities ....................................       663,781            305,363

Shareholders' equity:
  Preferred shares of beneficial interest, no par value,
    100,000,000 shares authorized, none issued .........          --                 --
  Common shares of beneficial interest, $.01 par value,
    100,000,000 shares authorized, 45,595,539
    and 38,878,295 shares issued and outstanding .......           456                389
  Additional paid-in capital ...........................     1,230,849          1,033,073
  Cumulative net income ................................       203,507            122,166
  Dividends (paid or declared) .........................      (260,955)          (147,735)
                                                           -----------        -----------

  Total shareholders' equity ...........................     1,173,857          1,007,893
                                                           -----------        -----------

                                                           $ 1,837,638        $ 1,313,256
                                                           ===========        ===========


        The accompanying notes are an integral part of these financial statements.



                          HOSPITALITY PROPERTIES TRUST

                        CONSOLIDATED STATEMENT OF INCOME


                                                           Year Ended
                                                           December 31,
                                              -------------------------------------
                                                 1998          1997         1996
                                                 ----          ----         ----

                                              (in thousands, except per share data)
Revenues:
  Rental income:
    Minimum rent ...........................   $ 153,787    $  96,033   $  68,419
    Percentage rent ........................       3,436        2,528       1,095
                                               ---------    ---------   ---------
                                                 157,223       98,561      69,514
  FF&E reserve income ......................      16,108       14,643      12,169
  Interest income ..........................       1,630          928         946
                                               ---------    ---------   ---------

    Total revenues .........................     174,961      114,132      82,629
                                               ---------    ---------   ---------

Expenses:
  Interest (including amortization of
    deferred finance costs of $2,599, $1,340
    and $341, respectively) ................      21,751       15,534       5,646
    Depreciation and amortization ..........      54,757       31,949      20,398
  Terminated acquisition costs .............        --            713        --
  General and administrative ...............      10,471        6,783       4,921
                                               ---------    ---------   ---------

    Total expenses .........................      86,979       54,979      30,965
                                               ---------    ---------   ---------

Income before extraordinary item ...........      87,982       59,153      51,664
Extraordinary loss from extinguishment
   of debt .................................       6,641         --          --
                                               ---------    ---------   ---------

Net income .................................   $  81,341    $  59,153   $  51,664
                                               =========    =========   =========


Weighted average shares outstanding ........      42,317       27,530      23,170
Basic earnings (loss) per common share:
    Income before extraordinary item .......   $    2.08    $    2.15   $    2.23
    Extraordinary item .....................        (.16)        --          --
                                               ---------    ---------   ---------

    Net income .............................   $    1.92    $    2.15   $    2.23
                                               =========    =========   =========


   The accompanying notes are an integral part of these financial statements.



                                                  HOSPITALITY PROPERTIES TRUST

                                         CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY



                                                                Additional       Cumulative
                                Number of       Common           Paid-In            Net
                                  Shares        Shares           Capital           Income         Dividends         Total
                                  ------        ------           -------           ------         ---------         -----
                                                                (in thousands, except share data)

Balance at December 31, 1995    12,600,900   $       126      $   297,962      $    11,349      $   (11,486)      $   297,951
Issuance of shares, net ....    14,250,000           143          358,136             --               --             358,279
Share grants ...............         5,900          --                155             --               --                 155
Net income .................          --            --               --             51,664             --              51,664
Dividends (paid or declared)          --            --               --               --            (62,841)          (62,841)
                               -----------   -----------      -----------      -----------      -----------       -----------

Balance at December 31, 1996    26,856,800           269          656,253           63,013          (74,327)          645,208
Issuance of shares, net ....    12,000,000           120          376,146             --               --             376,266
Share grants ...............        21,495          --                674             --               --                 674
Net income .................          --            --               --             59,153             --              59,153
Dividends (paid or declared)          --            --               --               --            (73,408)          (73,408)
                               -----------   -----------      -----------      -----------      -----------       -----------

Balance at December 31, 1997    38,878,295           389        1,033,073          122,166         (147,735)        1,007,893

Issuance of shares, net ....     6,692,413            67          196,938             --               --             197,005
Share grants ...............        24,831          --                838             --               --                 838
Net income .................          --            --               --             81,341             --              81,341
Dividends (paid or declared)          --            --               --               --           (113,220)         (113,220)
                               -----------   -----------      -----------      -----------      -----------       -----------

Balance at December 31, 1998    45,595,539   $       456      $ 1,230,849      $   203,507      $  (260,955)      $ 1,173,857
                               ===========   ===========      ===========      ===========      ===========       ===========


                           The accompanying notes are an integral part of these financial statements.


                                  HOSPITALITY PROPERTIES TRUST

                              CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                      For the
                                                                     Year Ended
                                                                     December 31,
                                                         -----------------------------------
                                                             1998         1997         1996
                                                                      (in thousands)
Cash flows from operating activities:
  Net income .........................................   $  81,341    $  59,153    $  51,664
  Adjustments to reconcile net income to cash
    provided by operating activities:
    Extraordinary item ...............................       6,641         --           --
    Depreciation and amortization ....................      54,757       31,949       20,398
    Amortization of deferred finance costs as interest       2,599        1,340          341
    FF&E reserve income ..............................     (16,108)     (14,643)     (12,169)
    Changes in assets and liabilities:
       (Increase)/decrease in rent
       receivable and other assets ...................       1,341         (469)      (1,566)
       Increase in accounts payable and other ........       3,701        3,419        1,926
       Increase in due to affiliate ..................         128          476        1,149
                                                         ---------    ---------    ---------

    Cash provided by operating activities ............     134,400       81,225       61,743
                                                         ---------    ---------    ---------

Cash flows from investing activities:
  Real estate acquisitions ...........................    (613,846)    (409,799)    (491,638)
  Increase in security deposits ......................      59,356       65,302       48,460
  Purchase of FF&E reserve ...........................      (3,377)      (2,794)      (5,500)
                                                         ---------    ---------    ---------

    Cash used in investing activities ................    (557,867)    (347,291)    (448,678)
                                                         ---------    ---------    ---------

Cash flows from financing activities:
  Proceeds from issuance of shares, net ..............     197,005      376,266      358,279
  Debt issuance, net of discount .....................     414,730         --        125,000
  Repayment of debt ..................................    (125,000)        --           --
  Draws on Credit Facility ...........................     307,000      261,000      115,650
  Repayments of Credit Facility ......................    (307,000)    (261,000)    (115,650)
  Deferred finance costs incurred ....................     (13,222)      (1,784)      (6,481)
  Dividends paid .....................................    (107,164)     (64,761)     (53,925)
                                                         ---------    ---------    ---------

    Cash provided by financing activities ............     366,349      309,721      422,873
                                                         ---------    ---------    ---------

Increase/(decrease) in cash and cash equivalents .....     (57,118)      43,655       35,938
Cash and cash equivalents at beginning of period .....      81,728       38,073        2,135
                                                         ---------    ---------    ---------

Cash and cash equivalents at end of period ...........   $  24,610    $  81,728    $  38,073
                                                         =========    =========    =========


Supplemental cash flow information:
  Cash paid for interest .............................   $  15,387    $  14,086    $   4,652
Non-cash investing and financing activities:
  Property managers' deposits in FF&E reserve ........      14,041       14,213       12,100
  Purchases of fixed assets with FF&E reserve ........      (7,853)     (13,549)     (15,665)



           The accompanying notes are an integral part of these financial statements.


                          HOSPITALITY PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (in thousands, except per share and percent data)

1. Organization

Hospitality Properties Trust ("HPT") is a Maryland real estate investment trust organized on February 7, 1995, which invests in income producing lodging related real estate. At December 31, 1998, HPT, directly and through subsidiaries, had purchased 170 properties and committed to purchase an additional 16 properties.

The properties of HPT and its subsidiaries (the "Company") are leased to and managed by subsidiaries (the "Lessees and the Managers") of companies unaffiliated with HPT: Host Marriott Corporation; Marriott International, Inc. ("Marriott"); Patriot American Hospitality and Wyndham International; Candlewood Hotel Company, Inc.; and ShoLodge, Inc.

2. Summary of Significant Accounting Policies

Consolidation. These consolidated financial statements include the accounts of HPT and its subsidiaries, all of which are 100% owned by HPT. All intercompany transactions have been eliminated.

Real estate properties. Real estate properties are recorded at cost. Depreciation is provided for on a straight-line basis over estimated useful lives of 7 to 40 years. The Company periodically evaluates the carrying value of its long-lived assets in accordance with Statement of Financial Accounting Standards No. 121("FAS 121"), which it adopted on January 1, 1996. The adoption of FAS 121 had no effect on the Company's financial statements.

Cash and cash equivalents. Highly liquid investments with maturities of three months or less at date of purchase are considered to be cash equivalents. The carrying amount of cash and cash equivalents is equal to its fair value.

Deferred finance costs. Costs incurred to secure certain borrowings are capitalized and amortized over the terms of the related borrowing, and were $12,329, $7,371 and $5,352 at December 31, 1998, 1997 and 1996, respectively, net of accumulated amortization of $893, $1,143 and $313, respectively.

Financial instruments--interest rate cap agreements. The Company has entered into interest rate protection agreements to limit exposure to risks of rising interest rates. These arrangements, which expire in December 2001, have a notional amount of $125,000 and require payments to the Company by the counterparty should LIBOR increase above a threshold amount. The net carrying value of such agreements at December 31, 1998 was $375 (approximately equal to its fair value) and, at December 31, 1997, $1,988 (fair value of $802). The original debt related to these agreements was repaid during the first quarter of 1998. A $1,402 charge is included in 1998 interest expense for the difference between the carrying amount of the agreements and their market value at the time the related debt was repaid.

Revenue recognition. Rental income from operating leases is recognized on a straight line basis over the life of the lease agreements. Additional rent and interest income is recognized as earned.

Net income per share. Net income per share is computed using the weighted average number of shares outstanding during the period. The Company has no common share equivalents, instruments convertible into common shares or other dilutive instruments.

Reclassifications. Certain reclassifications have been made to the prior years' financial statements to conform with the current year's presentation.

                          HOSPITALITY PROPERTIES TRUST

                (in thousands, except per share and percent data)

Use of estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts. Actual results could differ from those estimates.

Information about segments. The Company derives its revenues from a single line of business, hotel real-estate leasing.

Income taxes. The Company is a real estate investment trust under the Internal Revenue Code of 1986. The Company is not subject to Federal income taxes on its net income provided it distributes its taxable income to shareholders and meets certain other requirements. The characterization of the dividends for 1998 and 1997 was 75.3% and 86.1% ordinary income, respectively, and 24.7% and 13.9% return of capital, respectively.

New Accounting Pronouncements. The Financial Accounting Standards Board issued Financial Accounting Standards Board Statement No. 130 "Reporting Comprehensive Income" ("FAS 130") and Statement No. 131 "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131") in 1997 and Statement No. 133 "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133") in 1998. FAS 130 was adopted for the Company's 1998 interim financial statements, FAS 131 was adopted for the 1998 annual financial statements and FAS 133 must be adopted for the Company's year 2000 financial statements. The adoption of FAS 130 had no impact on the Company's financial condition or operating results because the Company has no items of comprehensive income. The adoption of FAS 131 impacted certain disclosures made herein. FAS 133 is expected to have no impact on the Company's financial condition or results of operations.

3. Real Estate Properties

The Company's hotel properties are leased pursuant to long term operating leases with initial terms expiring between 2008 and 2015. The leases provide for various renewal terms generally totaling 20-50 years unless the Lessee properly notifies the Company in accordance with the leases. Each lease is a triple net lease and generally requires the Lessee to pay: minimum rent, percentage rent of between 5% and 10% of increases in total hotel sales over a base year, 5%-6% FF&E reserve escrows, and all operating costs associated with the leased property. Each Lessee has posted a security deposit generally equal to one year's base rent. Each of the Company's properties is part of a combination of properties leased to a single tenant. At December 31, 1998, the Company owned ten portfolios of hotel properties, ranging in size from nine to 53 hotels. Each property within a portfolio is subject to certain lease provisions including cross default provisions and the ability to use FF&E reserves generated by all hotels in the portfolio for the maintenance and refurbishment of any hotel within the portfolio. The FF&E reserve may be used by the Manager and Lessee to maintain the properties in good working order and repair. If the FF&E reserve is not sufficient to fund these expenditures, the Company may make the expenditures, in which case annual minimum rent will be increased. As of December 31, 1998 the Company's real estate properties consisted of land of $243,337, building and improvements of $1,389,817 and furniture, fixtures and equipment of $141,657, net of accumulated depreciation.

During 1998, 1997 and 1996, the Company purchased and leased 51, 37 and 45 hotels, respectively for aggregate purchase prices of approximately $606,000, $407,000 and $484,000 excluding closing costs, respectively. As of December 31, 1998, the Company had completed the acquisition and leasing of 170 hotel properties and had outstanding commitments, subject to the satisfaction of conditions by the sellers to purchase an additional 16 hotel properties for an aggregate purchase price of $151,000.

Future minimum lease payments to be received by the Company during the remaining initial terms of its leases total $2,581,967 ($184,479 annually). As of December 31, 1998, the weighted average remaining initial term of the Company's leases was 14 years, and the weighted average remaining total term (including all renewal options) was 53.4 years.

                          HOSPITALITY PROPERTIES TRUST

                (in thousands, except per share and percent data)

4. Indebtedness                                     December 31,
                                              ------------------------
                                                  1998          1997
                                              -----------   ----------
                                               (dollars in thousands)

Revolving credit facility, unsecured .......   $    --      $    --
7% Senior Notes, unsecured .................     150,000         --
8.25% Monthly Income Senior Notes, unsecured     115,000         --
8.5% Monthly Income Senior Notes, unsecured      150,000         --
Secured Notes repaid in 1998 ...............        --        125,000
Less unamortized discounts .................        (247)        --
                                               =========    =========
                                               $ 414,753    $ 125,000
                                               =========    =========

In December 1998, the Company issued $150 million of unsecured 8.5% Monthly Income Senior Notes ("8.5% Notes") which mature in January, 2009. The 8.5% Notes cannot be redeemed prior to December 15, 2002. From and after December 15, 2002, the Company may redeem some or all of the 8.5% Notes from time to time before they mature. The redemption price will equal the outstanding principal of the 8.5% Notes being redeemed plus accrued interest. Interest is payable monthly in arrears.

In November 1998, the Company issued $115 million of unsecured 8.25% Monthly Income Senior Notes ("8.25% Notes") which mature in November 2005. The 8.25% Notes cannot be redeemed prior to November 15, 2001. From and after November 15, 2001, the Company may redeem some or all of the 8.25% Notes from time to time before they mature. The redemption price will equal the outstanding principal of the 8.25% Notes being redeemed plus accrued interest. Interest is payable monthly in arrears.

In March 1998, the Company entered into a new unsecured revolving Credit Facility (the "Credit Facility") of $250,000. In June 1998, the Credit Facility was syndicated to a group of commercial banks and expanded to $300,000. The Credit Facility matures in March 2002 and bears interest at LIBOR plus a spread based on the Company's senior debt ratings. The Credit Facility contains financial covenants requiring the Company, among other things, to maintain a debt to asset ratio (as defined) of no more than 50% and meet certain debt service coverage ratios (as defined). The weighted average interest rate on Credit Facility borrowings during 1998 was 6.84%. As of December 31, 1998, the Company had no outstanding borrowings under the Credit Facility.

In February 1998, the Company issued $150 million of 7% senior unsecured notes due 2008 ("7% Notes"). The 7% Notes mature in March 2008 and are prepayable at any time. The redemption price will equal the outstanding principal of the 7% Notes being redeemed plus accrued interest and a "make-whole amount" (as defined). Interest is payable semi-annually in arrears.

As of December 31, 1997, certain of the Company's properties were encumbered by $125 million of mortgage debt ("Secured Notes") and the Company maintained a revolving Credit Facility ("Secured Credit Facility") which was secured by mortgages on other properties. In February 1998, all of these secured obligations were prepaid and cancelled. As a result of these transactions, the Company recognized an extraordinary loss of $6,641 ($0.16 per share) from the write-off of deferred financing costs. The Secured Notes carried a weighted average interest rate through the date of repayment in 1998 of 6.69%, in 1997 of 6.44% and from their date of issuance to December 31, 1996 of 6.32%. At December 31, 1997 and 1996, the Secured Notes carried an interest rate of 6.69% and 6.07%, respectively. There were no borrowings outstanding at any time under the Secured Credit Facility during 1998. The

                          HOSPITALITY PROPERTIES TRUST

                (in thousands, except per share and percent data)

weighted average interest rate on Secured Credit Facility borrowings during 1997 and 1996 was 7.27% and 7.05%, respectively. As of December 31, 1998 none of the Company's assets were pledged or mortgaged.

The carrying amount of all outstanding notes is equal to their fair value.

5. Transactions with Affiliates

The Company has an advisory agreement with REIT Management & Research, Inc. ("RMR") whereby RMR provides investment, management and administrative services to the Company. RMR is compensated at an annual rate equal to 0.7% of HPT's average real estate investments up to the first $250,000 of such investments and 0.5% thereafter plus an incentive fee based upon improvements in cash available for distribution per share (as defined). Cash advisory fees earned for the years ended 1998, 1997 and 1996 were $8,301, $5,299 and $3,915, respectively. As of
December 31, 1998, RMR and its affiliates owned 280,526 shares of HPT. Incentive advisory fees are paid to RMR in restricted Common Shares based on a formula. The Company accrued $846, $551 and $463 in incentive fees during 1998, 1997 and 1996, respectively. The Company issued 15,931 and 14,595 restricted Common Shares to RMR's affiliated predecessor satisfying the 1997 and 1996 fee, respectively. The 1998 fee will be paid to RMR in restricted Common Shares in 1999. RMR is owned by Gerard M. Martin and Barry M. Portnoy, who also serve as Managing Trustees of the Company.

From time to time the Company may seek short term borrowings from RMR or its affiliates. During 1997, the Company made one such borrowing of $7,000 which was outstanding for 60 days. Interest paid to RMR totaled $62. The Company made no such borrowings in 1998 and RMR is under no obligation to make funds available to the Company.

6. Concentration

The Company's assets are income producing lodging related real estate located throughout the United States. The Company's leased properties (including commitments to purchase) at December 31, 1998 were:

                                                                                 Annual                 Total
Leased to                            Number of         Initial        % of      Minimum      % of      Rent In      % of
Subsidiary of:                     Properties(1)    Investment(1)     Total     Rent(1)     Total      1998(2)     Total
--------------                     -------------    -------------     -----     -------     -----      -------     -----
Host Marriott Corp.                       53           $505,400        26%      $50,540       25%      $52,781        34%
Host Marriott Corp.                       18            172,200         9%       17,220        9%       17,657        11%
Marriott International, Inc.              17            201,643        10%       21,322       11%           75         0%
Marriott International, Inc.              14            148,812         7%       14,881        7%       14,881         9%
Marriott International, Inc.               9            129,377         7%       12,938        7%        9,112         6%
Patriot American Hospitality              15            240,000        12%       25,000       12%       19,572        12%
Patriot American Hospitality              12            182,570         9%       18,325        9%       18,330        12%
Candlewood Hotel Company                  17            142,400         7%       14,253        7%        3,911         3%
Candlewood Hotel Company                  17            118,500         6%       12,081        6%        8,459         5%
ShoLodge, Inc.                            14            140,000         7%       14,000        7%       12,445         8%
                                          --         ----------      -----     --------     -----     --------      -----
                                         186         $1,980,902       100%     $200,560      100%     $157,223       100%

(1)  At December 31, 1998 the Company was committed to purchase 16 of the properties with allocated initial investment and annual minimum rent of $151,000 and $16,000, respectively.

(2)  Includes rent from the later of January 1, 1998 or the date of purchase through December 31, 1998.


                          HOSPITALITY PROPERTIES TRUST

                (in thousands, except per share and percent data)

At December 31, 1998 the Company's 170 hotels contain 23,440 rooms and are located in 35 states, with 5% to 11% of its hotels in each of Virginia, Pennsylvania, Massachusetts, Arizona, Georgia, Texas, and California. Including the commitments to purchase 16 properties, the Company's 186 hotels contain 25,284 rooms and are located in 35 states.

7. Pro Forma Information (Unaudited)

In 1998 and 1997 the Company completed offerings of 6,692,413 and 12,000,000 common shares of beneficial interest and the acquisition of 51 and 37 additional hotels, respectively. The Company also completed debt offerings totaling $415,000 in 1998. If such transactions occurred on January 1, 1997, unaudited pro forma 1998 revenues, net income and net income per share would have been $204,507, $92,761 and $2.03, respectively. The unaudited pro forma 1997 revenues, net income and net income per share would have been $200,019, $87,952 and $1.93, respectively.

In the opinion of management, all adjustments necessary to reflect the effects of the transactions discussed above have been reflected in the pro forma data. The unaudited pro forma data is not necessarily indicative of what the actual consolidated results of operations for the Company would have been for the years indicated, nor does it purport to represent the results of operations for the Company for future periods.

8. Selected Quarterly Financial Data (Unaudited)

The following is a summary of the unaudited quarterly results of operations of the Company for 1998, 1997 and 1996.

                                                                                          1998
                                                             --------------------------------------------------------
                                                                First          Second           Third         Fourth
                                                               Quarter         Quarter         Quarter        Quarter

     Revenues...........................................       $37,370         $44,194         $45,175        $48,222
     Net Income Before Extraordinary Item...............        19,554          22,670          22,112         23,646
     Net Income Before Extraordinary Item per Share(2)..           .49             .54             .52            .53
     Net Income.........................................        13,238          22,372          22,107         23,624
     Net Income per Share(2)............................           .33             .53             .52            .53
     Dividends paid per Share(1)........................           .64             .65             .66            .67

                                                                                          1997
                                                             --------------------------------------------------------
                                                                First          Second           Third         Fourth
                                                               Quarter         Quarter         Quarter        Quarter
     Revenues...........................................       $25,477         $28,276         $29,017        $31,362
     Net Income.........................................        14,910          14,926          15,017         14,300
     Net Income per Share(2)............................           .56             .56            .56             .48
     Dividends paid per Share(1)........................           .59             .61            .62             .63

(1)  Amounts represent dividends declared with respect to the periods shown.

(2)  The sum of the net income before  extraordinary  item and net income per share for the four  quarters  differs from annual per share amounts due to the required method of computing weighted average number of shares in interim periods.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Trustees and Shareholders of Hospitality Properties Trust:

We have audited in accordance with generally accepted auditing standards the consolidated financial statements of Hospitality Properties Trust and have issued our report thereon dated January 15, 1999. Our audit was made for the purpose of forming and opinion on those statements taken as a whole. The schedule on pages F-13 and F-14 is the responsibility of Hospitality Properties Trust's management and is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                      ARTHUR ANDERSEN LLP

Washington, D.C.
January 15, 1999

                                           HOSPITALITY PROPERTIES TRUST

                              SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
                                                 DECEMBER 31, 1998
                                               (dollars in millions)

                                                                       Costs
                                                                    Capitalized
                                                                    Subsequent to           Gross Amount at which
                                 Initial Cost to Company             Acquisition         Carried at Close of Period
                            -----------------------------------    --------------    ------------------------------

                                                  Buildings &                                Buildings &
                            Encumbrances   Land   Improvements     Improvements       Land   Improvements   Total

63 Courtyards                    --         103        480               4             103        484         587

31 Candlewood Hotels             --          22        192              --              22        192         214

31 Residence Inns                --          59        251               1              59        252         311

15 Summerfield Suites            --          23        196              --              23        196         219

14 Sumner Suites                 --          13        114              --              13        114         127

12 Wyndham Hotels                --          16        153               1              16        154         170

2 Marriott Full Service          --           6         52              --               6         52          58

2 TownePlace Suites              --           1         11              --               1         11          12

Total (170 hotels)               --         243      1,449               6             243      1,455       1,698


                                                                                                  Life on which
                                                                                              Depreciation in Latest
                            Accumulated            Date of                   Date               Income Statement is
                            Depreciation         Construction              Acquired                  Computed
                            -------------     -------------------     --------------------    ----------------------
63 Courtyards                    (34)         1987 through 1998        1995 through 1998         15 - 40 Years

31 Candlewood Hotels              (3)         1996 through 1998        1997 through 1998         15 - 40 Years

31 Residence Inns                (14)         1989 through 1998        1996 through 1998         15 - 40 Years

15 Summerfield Suites             (4)         1989 through 1993              1998                15 - 40 Years

14 Sumner Suites                  (3)         1992 through 1997              1997                15 - 40 Years

12 Wyndham Hotels                (10)         1987 through 1990        1996 through 1997         15 - 40 Years

2 Marriott Full Service           --          1972 through 1981              1998                15 - 40 Years

2 TownePlace Suites               --          1997 through 1998              1998                15 - 40 Years

Total (170 hotels)               (68)


                                           HOSPITALITY PROPERTIES TRUST

                                               NOTES TO SCHEDULE III
                                                 DECEMBER 31, 1998
                                              (dollars in thousands)

(A) The change in accumulated depreciation for the period from January 1, 1996 to December 31, 1998 is as follows:


                                         1998           1997           1996
                                         ----           ----           ----

Balance at beginning of period       $   35,942     $   16,701     $    3,679

Additions: depreciation expense          32,347         19,241         13,022
                                     ----------     ----------     ----------

Balance at close of period           $   68,289     $   35,942     $   16,701
                                     ==========     ==========     ==========


(B) The change in total cost of properties for the period from January 1, 1996 to December 31, 1998 is as follows:

                                        1998           1997           1996
                                        ----           ----           ----


Balance at beginning of period       $1,144,973     $  773,497     $  305,447

Additions: hotel acquisitions and
           capital expenditures         553,484        371,476        468,050
                                     ----------     ----------     ----------

Balance at close of period           $1,698,457     $1,144,973     $  773,497
                                     ==========     ==========     ==========


(C) The net tax basis of the Company's real estate properties was $1,634 million as of December 31, 1998.

                          HOSPITALITY PROPERTIES TRUST


                                    SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       HOSPITALITY PROPERTIES TRUST



                                        /S/Thomas M. O'Brien
                                        Thomas M. O'Brien
                                        Treasurer and Chief Financial Officer
                                        (authorized officer and principal
                                        financial officer)
Dated:  February 11, 1999